EXHIBIT 23.3



                 CONSENT OF THE ROBINSON-HUMPHREY COMPANY, INC.

We hereby consent to the inclusion in this Registration Statement on Form S-4 of Whitney Holding Corporation of the form of our letter to the Board of
Directors of First National   Bankshares, Inc. included as Appendix B to  the
Proxy Statement-Prospectus that is part of the Registration Statement, and to the references to such letter and to our firm in such Proxy Statement-Prospectus. In giving such consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

The Robinson-Humphrey Company, Inc.

By:  /s/ Gerard J. O'Meara, Jr.
     -----------------------------
         Gerard J. O'Meara, Jr.
         Managing Director

December 11, 1996